UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GLOBAL SIGNAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2005

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2005 Annual Meeting of shareholders of Global Signal Inc., to be held on Tuesday, May 17, 2005 at 12:00 noon, local time, at the Four Seasons Hotel, located at 57 East 57th Street, New York, NY 10022.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached proxy statement.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please fill in, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

FOR THE BOARD OF DIRECTORS OF GLOBAL SIGNAL INC.

Wesley Edens
Chief Executive Officer and Chairman of the Board of Directors

GLOBAL SIGNAL INC.

301 North Cattlemen Road, Suite 300

Sarasota, Florida 34232

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 17, 2005

To the Shareholders:

The 2005 Annual Meeting of Shareholders of Global Signal Inc. will be held on Tuesday, May 17, 2005 at 12:00 noon, local time, at the Four Seasons Hotel, located at 57 East 57th Street, New York, NY. The matters to be considered and acted upon at the Annual Meeting, which are described in detail in the accompanying materials, are:

1.	the election of two Class III directors to serve for the ensuing three years or until their successors are duly elected and qualified;

2.	the ratification of Ernst & Young LLP as the independent registered public accounting firm for Global Signal for fiscal year 2005; and

3.	any other business properly presented at the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement.

Shareholders of record at the close of business on April 13, 2005 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our common stock. A list of all shareholders entitled to vote at the meeting will be available for examination at our principal executive office located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, for the 10 days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By order of the Board of Directors,

Greerson McMullen Executive Vice President, General Counsel and Secretary

Sarasota, Florida

April 14, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE

COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE

PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION

OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE

PROXY CARD IS MAILED WITHIN THE UNITED STATES.

GLOBAL SIGNAL INC.

301 North Cattlemen Road, Suite 300

Sarasota, Florida 34232

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 17, 2005

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Global Signal Inc., a Delaware corporation (“Global Signal” or the “Company”), for use at the 2005 Annual Meeting of Shareholders to be held on Tuesday, May 17, 2005, including any adjournments and postponements thereof (the “Annual Meeting”).

We are mailing this proxy statement and form of proxy, together with our Annual Report to Shareholders for the year ended December 31, 2004, on or about April 18, 2005.

Date, Time and Place of the Annual Meeting

The 2005 Annual Meeting of Shareholders of Global Signal will be held on Tuesday, May 17, 2005 at 12:00 noon, local time, at the Four Seasons Hotel, located at 57 East 57th Street, New York, NY 10022. Global Signal’s principal executive offices are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232 and our main telephone number is (941) 364-8886.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of two Class III directors to serve for the ensuing three years or until their successors are duly elected and qualified;

2.	the ratification of Ernst & Young LLP as the independent registered public accounting firm for Global Signal for fiscal year 2005; and

3.	any other business properly presented at the Annual Meeting.

Shareholders Entitled to Vote

As of April 13, 2005, there were outstanding and entitled to vote 52,243,987 shares of our common stock, par value $0.01 per share. Each share of our common stock entitles the holder to one vote. Shareholders of record at the close of business on April 13, 2005 are entitled to vote at the Annual Meeting including any adjournments and postponements thereof. A shareholder list will be available for examination by our shareholders at the Annual Meeting and at the principal executive offices of the Company between 9:00 a.m. and 5:00 p.m., local time, during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Quorum; Required Vote

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on April 13, 2005, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”) for purpose of determining the presence of a quorum for the transaction of business at the Annual

Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of nominees to our Board of Directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the director if a quorum is present. For the approval of Ernst & Young LLP, the affirmative vote of a majority of the shares of our common stock voting in person or by proxy at the Annual Meeting is required for approval of the matter.

Shareholders who do not attend the Annual Meeting in person may submit proxies by mail. Proxies in the enclosed form, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2005; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of vote. With respect to the approval of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•	by mail; or

•	in person, at the Annual Meeting.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Revocability of Proxy

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card.

Persons Making the Solicitation

This proxy statement is sent on behalf of, and the proxies are being solicited by the Board of Directors of Global Signal. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of the nominees to the Board of Directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2005.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

The first proposal is to elect two Class III directors to serve until the 2008 annual meeting of shareholders or until their respective successors are duly elected and qualified.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors may determine by resolution adopted by a majority of the Board of Directors then in office the number of directors which constitute our Board of Directors. The number of directors is currently fixed at seven. Our Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2006, 2007 and 2005, respectively.

The Board of Directors has unanimously proposed Robert H. Gidel and Mark Whiting as nominees for election as Class III directors. If elected at the 2005 Annual Meeting, each of Messrs. Gidel and Whiting will hold office until the 2008 Annual Meeting or until their successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Gidel and Whiting.

The Board of Directors recommends that you vote FOR the election of each of Messrs. Gidel and Whiting to serve as our directors until the 2008 Annual Meeting or until their successors are duly elected and qualified.

Information Concerning Directors And The Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of March 29, 2005.

Name	Age	Position With Global Signal	Class
Wesley R. Edens	43	Chief Executive Officer; Chairman of the Board of Directors	Class II

Robert H. Niehaus	49	Vice Chairman of the Board of Directors	Class II

David Abrams	44	Director	Class I

Robert H. Gidel	53	Director	Class III

Douglas L. Jacobs	57	Director	Class II

Howard Rubin	49	Director	Class II

Mark Whiting	48	Director	Class III

Wesley R. Edens is the Chairman of our Board of Directors and our Chief Executive Officer. He has served as our Chairman and a director since Global Signal’s reorganization in October 2002. He served as our acting Chief Executive Officer from January 31, 2003 until February 11, 2004, when he became our Chief Executive Officer. Mr. Edens has been a Principal and the Chairman of the Management Committee of Fortress Investment Group LLC since co-founding the firm in May 1998. He is the Chairman of the Board of Directors and Chief Executive Officer of Newcastle Investment Corp., an affiliate of Fortress and a real estate investment trust (“REIT”) listed on the New York Stock Exchange. He has also served as the Chairman of the Board of Directors and Chief Executive Officer of Eurocastle Investment Limited, an affiliate of Fortress, which is listed on the

London Stock Exchange, since its inception in 2003. As Chairman of the Management Committee of Fortress Investment Group, he manages and invests in other asset-related investment vehicles and serves on the boards of Fortress Registered Investment Trust and Fortress Investment Trust II. In addition, Mr. Edens served as a director of Capstead Mortgage Corporation beginning in December 1999 and assumed the title of Chairman of the Board, Chief Executive Officer and President in April 2000 until July 2003 when he resigned from all positions. Mr. Edens was the head of Global Principal Finance at Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Edens was a Partner and a Managing Director of BlackRock Financial Management Inc. from October 1993 to May 1997. In addition, Mr. Edens was a Partner and Managing Director of Lehman Brothers from April 1987 to October 1993. Mr. Edens received a Bachelor of Science in Finance from Oregon State University. He was initially designated a director pursuant to an investor agreement that we entered into with Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners L.P. and its related partnerships, Abrams Capital Partners II, L.P. and certain of its related partnerships and their respective permitted and third party transferees, as initially entered into on November 1, 2002 and amended on October 29, 2003 and March 31, 2004 (the “Investor Agreement”). On March 22, 2004, he was re-elected at our annual meeting of shareholders.

Robert H. Niehaus has served as Vice Chairman of our Board of Directors since October 2002. He is a Managing Director of Greenhill & Co., Inc., and the Chairman of Greenhill Capital Partners, LLC and GCP 2000, LLC, the entities that control the general partners of one of our principal shareholders, Greenhill Capital Partners. He joined Greenhill & Co., LLC in January 2000 to start Greenhill, a $424 million private equity fund focused on the energy, financial services and telecommunications infrastructure industries. Mr. Niehaus is a member of the boards of directors of American Italian Pasta Company, Everlast Energy LLC, EXCO Holdings Inc., and WaterfordWedgwood plc, as well as Heartland Payment Systems, Inc. and several other private companies. Mr. Niehaus was Vice Chairman and a director of Morgan Stanley Capital Partners III, L.P., a $1.8 billion private equity investment fund, from 1994 to 1999 and was Vice Chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a $2.2 billion private equity investment fund, from 1992 to 1999. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus received a Bachelor of Arts from Princeton University and a Master of Business Administration from Harvard Business School. Mr. Niehaus was initially designated a director pursuant to the Investor Agreement. On March 22, 2004, he was re-elected at our annual meeting of shareholders.

David Abrams has served as one of our directors since October 30, 2002. He has been a managing member of Abrams Capital, LLC, an investment firm managing in excess of $800 million, whose affiliates are our shareholders, since November 1998. Mr. Abrams has been the managing partner of Pamet Capital Management LLC since January 2002. Mr. Abrams was designated a director pursuant to the Investor Agreement. On March 29, 2004, Arch Wireless and Metrocall Holdings, Inc. announced that they had executed a merger agreement. The merger of these entities was approved by their respective shareholders on November 8, 2004 and was completed on November 16, 2004 to form USA Mobility. Mr. Abrams became a director of the merged entity. Mr. Abrams will recuse himself from any discussion or decision by our Board of Directors regarding Arch Wireless, the merger of Arch Wireless with Metrocall Holdings, Inc. or the surviving entity, USA Mobility. He received a Bachelor of Arts in History from the University of Pennsylvania.

Robert H. Gidel has served as one of our directors since October 30, 2002. Since 1997, Mr. Gidel has been the Managing Director of Liberty Partners, L.P., a partnership which makes investments in real estate operating companies and partnerships. He is a member of the Board of Directors of Developers Diversified Realty Corporation, of which he is a member of the audit committee and the governance committee and the chairman of the compensation committee. He is also a trustee of Fortress Registered Investment Trust and Fortress Investment Trust II as well as a manager of Fortress Pinnacle Investment Fund LLC. Fortress Registered Investment Trust, Fortress Investment Trust II and Fortress Pinnacle Investment Fund LLC are affiliates of Fortress Investment Group LLC, our majority shareholder. Since 1996, Mr. Gidel has been the Independent Member of the Investment Committee of the Lone Star Funds (I, II, III & IV). From 1999 until 2001 (when it was sold), he was a member of the Board of Directors and audit committee of American Industrial Properties, an industrial REIT. Mr. Gidel is a graduate of the Warrington College of Business at the University of Florida. Mr. Gidel was initially designated a director pursuant to the Investor Agreement. On March 22, 2004, he was re-elected at our annual meeting of shareholders.

Douglas L. Jacobs has served as one of our directors since February 2004. Mr. Jacobs is a member of the Board of Directors of Hanover Capital Mortgage Holdings, Inc., a publicly traded REIT. Since November of 2004, Mr. Jacobs has also been a member of the Board of Directors of American Capital Access Holding Limited, a private investment company, where he is a member of the Compensation Committee and the Risk Management Committee, and the Chairman of the Audit Committee. From 1988 to 2001, Mr. Jacobs was an Executive Vice President and Treasurer at FleetBoston Financial Group, primarily in funding, securitization, capital management, and asset and liability management activities, as well as securities, derivatives, and mortgage loan portfolios. He also served as a member of the Board of Directors of Fleet Mortgage Group after its privatization from 1998 to 2002. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group. Mr. Jacobs holds a Bachelor of Arts degree in Chemistry from Amherst College and a Masters of Business Administration from the Wharton School of Business at the University of Pennsylvania.

Howard Rubin has served as one of our directors since February 2004. Mr. Rubin is a member of the Board of Directors and the audit committee of Capstead Mortgage Corporation. He has over twenty years of experience trading mortgage-backed securities. From 1987 to his retirement in 1999, Mr. Rubin was a Senior Managing Director at Bear Stearns, where he ran the Collateralized Mortgage Obligations desk. Mr. Rubin received a Masters of Business Administration from Harvard Business School and a B.S.E. in Chemical Engineering from Lafayette College. Prior to June 2003, Fortress Investment Group LLC held a one-third interest in Capstead Mortgage Corporation and Wesley R. Edens served as Capstead’s Chief Executive Officer. Fortress sold its interest in Capstead and Mr. Edens resigned from his post as Chief Executive Officer in June 2003.

Mark Whiting has served as one of our directors since February 2004. Mr. Whiting is a member of the Board of Directors and the chairman of the compensation committee of Capstead Mortgage Corporation. In January 1999, Mr. Whiting founded Drawbridge Partners, LLC, an active developer and owner/operator of office and industrial properties throughout the western United States, where he is the managing partner. Mr. Whiting was President and a director of TriNet Corporate Realty Trust, Inc. from May 1993, where he was Chief Executive Officer from May 1996 to September 1998. Mr. Whiting holds a Bachelor of Arts degree from Stanford University and a Masters of Business Administration from the Stanford University Graduate School of Business. Prior to June 2003, Fortress Investment Group LLC held a one-third interest in Capstead Mortgage Corporation and Wesley R. Edens served as Capstead’s Chief Executive Officer. Fortress sold its interest in Capstead and Mr. Edens resigned from his post as Chief Executive Officer in June 2003.

Legal Proceedings Involving Directors, Officers or Affiliates

There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence

In March 2005, the Board of Directors affirmatively determined that Messrs. Jacobs, Rubin, Whiting, Gidel and Abrams are “independent” under Section 303A.02(b) of the New York Stock Exchange, or NYSE, listing standards because none of them had a material relationship with Global Signal. In making this determination, our Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board of Directors consist of a majority of “independent directors” and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board of Directors consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board of Directors, and a director of Global Signal only qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Global Signal (either directly or as a partner, shareholder or officer of an organization that has a relationship with Global Signal). While the test for independence is a subjective one, the NYSE Rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•	A director who is an employee, or whose immediate family member is an executive officer, of Global Signal (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•	A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Global Signal (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Global Signal; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Global Signal’s audit within that time;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Global Signal ‘s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Global Signal for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Global Signal’s stock, by itself, does not constitute a material relationship.

The Board of Directors has not established additional guidelines to assist it in determining whether a director has a material relationship with Global Signal under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board of Directors, when assessing the materiality of a director’s relationship with Global Signal, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

On November 16, 2004, Arch Wireless and Metrocall Holdings, Inc. merged together to form USA Mobility, Inc., which is currently our largest single customer (after giving effect to the merger), and one of our directors, David Abrams, is a director of USA Mobility, Inc., Mr. Abrams will recuse himself from any discussion or decision by our Board of Directors regarding USA Mobility.

Compensation of Directors

We pay an annual director’s fee to each independent director equal to $30,000, payable semi-annually. Members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors. In addition, an annual fee of $5,000 is paid to the chairs of each of the Audit and Compensation Committees of our Board of Directors. Affiliated directors, however, will not be separately compensated by us. Fees to the independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash.

In addition, each director of the Company who is not (i) an officer or employee of the Company or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (a “eligible director”) is eligible to receive automatic annual grants of fully vested common under our Omnibus Stock Incentive Plan, valued at $15,000 based on the fair market value of the shares on the date of grant, on the first business day after our annual meeting of shareholders and each such annual meeting thereafter during the term of the Omnibus Stock Incentive Plan. On April 15, 2004, we modified our Board of Directors compensation package for eligible directors. Each member of our Board of Directors that was an eligible director immediately prior to the consummation of our initial public offering was granted 5,000 fully vested shares of common stock under our Omnibus Stock Incentive Plan on the first day following the consummation of the initial public offering. Furthermore, each of the eligible directors will be granted 5,000 shares of our common stock on each of the first days following: (1) the 2005 Annual Meeting and (2) the meeting of shareholders in 2006 at which directors are to be elected, so long as such eligible director continues to serve as one of our directors on each grant date. An eligible director that receives any of the 5,000 share grants described above during any fiscal year will not be eligible to receive the automatic $15,000 stock grants for that fiscal year. Pursuant to these arrangements, 20,000 shares of common stock, in the aggregate, were granted to Messrs. Robert H. Gidel, Douglas L. Jacobs, Howard Rubin and Mark Whiting on the first day following the consummation of our initial public offering in June 2004.

Meetings of the Board of Directors

The Board of Directors met 14 times in 2004, including 6 regularly scheduled meetings and 8 special meetings. Mr. Whiting was the only incumbent director to attend fewer than 75% of the aggregate total number of meetings of the Board of Directors held during 2004, attending 8 of the meetings. None of the incumbent directors attended fewer than 75% of the aggregate total number of meetings held by all committees of the Board of Directors on which he served.

Executive sessions of “non-management” directors, as defined under the rules of the NYSE, are held periodically. Any non-management director can request that an additional executive session be scheduled. At the October 29, 2004 meeting of non-management directors, Mr. Gidel was elected “Lead Outside Director” to serve as chairperson for each executive session.

Global Signal does not require directors to attend the annual shareholders’ meetings, although they are invited and encouraged to attend. Three out of seven directors attended the 2004 Annual Meeting.

Committees of the Board of Directors

Global Signal has established three separate standing committees of its Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee’s functions include:

•	reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, and the results of regulatory examinations and tracks management’s corrective action plans where necessary;

•	reviewing the responsibilities, budget, compensation and staffing of our internal audit function, and reviewing the Committee’s level of involvement and interaction with our internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•	having the sole discretion to appoint annually the independent registered public accounting firm and evaluating their independence and performance, as well as to set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.

The Audit Committee is currently chaired by Mr. Jacobs and consists of Messrs. Jacobs, Rubin and Whiting. All three members are “independent” directors as defined under NYSE rules and under section 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Jacobs is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. In 2004, the Audit Committee held six meetings.

The Board of Directors has adopted a written charter for the Audit Committee and a current copy of this charter is available to shareholders on our website, located at www.gsignal.com. A copy of the Audit Committee’s charter is also included with this proxy statement as Appendix A.

Compensation Committee:

The Compensation Committee’s functions include:

•	reviewing and recommending to the Board of Directors the salaries, benefits and equity grants for all employees, consultants, officers, directors and other individuals compensated by us;

•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining the Chief Executive Officer’s compensation based on that evaluation; and

•	overseeing our compensation and employee benefit plans.

The Compensation Committee is currently chaired by Mr. Whiting and consists of Messrs. Whiting, Gidel and Abrams. All three members are “independent” directors as defined under the NYSE rules, making us in full compliance with current NYSE rules regarding compensation committee membership. In 2004, the Compensation Committee held two meetings.

The Board of Directors has adopted a written charter for the Compensation Committee and a current copy of this charter is available to shareholders on our website, located at www.gsignal.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•	reviewing the performance of the Board of Directors and incumbent directors and making recommendations to our Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees;

•	advising the Board of Directors with respect to the corporate governance principles applicable to Global Signal; and

•	overseeing the evaluation of the Board of Directors and Global Signal’s management.

The Nominating and Corporate Governance Committee is currently chaired by Mr. Gidel and consists of Messrs. Gidel, Rubin and Whiting. All three members are “independent” directors as defined under the NYSE rules. In 2004, the Nominating and Corporate Governance Committee held one meeting.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and a current copy of this charter is available to shareholders on our website, located at www.gsignal.com.

The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The Committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Global Signal’s business, and educational and professional background. The Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Global Signal’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

Each of the nominees for election as director at the 2005 Annual Meeting as described in this proxy statement, Messrs. Gidel and Whiting, are presently directors of Global Signal and thus are standing for re-election at the 2005 Annual Meeting.

While the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board of Directors candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Bylaws which permit shareholders to submit recommendations for Board of Directors candidates. The Board of Directors believes that it is appropriate for Global Signal not to have a specific policy since shareholders are always free to submit recommendations for Board of Directors candidates, simply by following the procedures set forth in the Bylaws, as described below.

A shareholder wishing to make a nomination for a Board of Directors candidate must give timely notice of the nomination in proper written form to the Secretary of Global Signal. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Global Signal (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, the notice by the shareholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth, as to each person whom the shareholder proposes to nominate for election as a director, the person’s name, age, business and residence address, the person’s principal occupation or employment, and the class or series and number of shares of capital stock of Global Signal that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the shareholder, the class or series and number of shares of capital stock of Global Signal that the shareholder beneficially owns or owns of record, a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must also include any other information relating to the shareholder or to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

A person must own shares of Global Signal stock on the date that he or she sends the notice to Global Signal under the procedures above for the nomination to be valid under the Bylaws. Shareholders should submit the notice described above to “Global Signal Inc. Nominating and Corporate Governance Committee” c/o General Counsel, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota Florida, 34232. Provided that the required biographical and background material described above is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board of Directors members.

Corporate Governance

The role of our Board of Directors is to ensure that Global Signal is managed for the long-term benefit of our shareholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Global Signal’s activities and periodically reviews, and advises management with respect to, Global Signal’s annual operating plans and strategic initiatives.

During the past year, we reviewed our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new listing standards of the NYSE.

Based on this review, in March 2004, the Board of Directors adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Global Signal abides by applicable corporate governance standards. These guidelines and codes can be accessed at the “Investors” section of our website, www.gsignal.com, or we will send a copy in print, at no charge, upon request made to: General Counsel, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.

Communications from Shareholders

The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of Global Signal’s General Counsel, (1) be primarily responsible for monitoring communications from shareholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota Florida, 34232. Shareholders who wish to contact any other non-management director should address such communications to the non-management director they wish to contact (or if any, to “Any Non-Management Director”), c/o General Counsel, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota Florida, 34232.

Report of the Audit Committee

The Audit Committee reviewed Global Signal’s audited consolidated financial statements as of and for the year ended December 31, 2004 and discussed these financial statements with Global Signal’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Global Signal’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of Global Signal’s financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and other matters the Committee deemed appropriate.

Global Signal’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Global Signal is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Global Signal’s Board of Directors that the audited financial statements be included in Global Signal’s Annual Report on Form 10-K for the year ended December 31, 2004.

By the Audit Committee of the Board of Directors of Global Signal Inc.

AUDIT COMMITTEE

Douglas Jacobs, Chairman

Howard Rubin

Mark Whiting

Report of the Compensation Committee on Executive Compensation

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, perform an annual review of executive compensation plans and annually review and approve all decisions regarding the compensation of executive officers. The Committee’s charter reflects these responsibilities and provides that the Committee and the Board of Directors will periodically review and, if applicable, revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year and also takes action by written consent. The Committee Chairman reports on Committee actions and recommendations to the Board of Directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist it.

General Compensation Philosophy

Our general compensation philosophy is that total cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be awarded to senior managers and be closely aligned with the shareholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and which depends upon the long-term performance of the Company and an associated increase in shareholder value. This general compensation philosophy applies to all of the Company’s employees, usually with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. The key strategic compensation design priorities for the Company are: alignment with shareholder interests, employee retention and cost management.

Executive Compensation

In 2004, the Committee engaged in a review of the executive compensation program, seeking advice and input from Global Signal management as well as reviewing compensation data with respect to comparable public tower companies and real estate investment trusts. This review confirmed that our base salary and short-term incentive compensation program elements individually and in the aggregate support and reflect the compensation philosophy and strategic design priorities of the Company. With respect to long-term incentive compensation, the Committee and the Company have decided to migrate to a more extensive use of restricted stock as opposed to stock options. The use of both stock options and restricted stock encourages employee focus on the Company’s growth and increased stock value. The use of restricted stock as an incentive has the added value of aligning executive compensation with growing dividends. Additionally, as a retention tool, restricted stock retains value to the employee irrespective of any movement in stock price. This encourages employees to remain with the Company during the restricted period and to continue to work to achieve the Company’s long-term goals for growth and profitability.

Total annual compensation for the Company’s executive officers consists of the following components:

Base Salary

The Committee does not generally believe that executive officers’ base salaries should exceed $200,000 as it feels that compensation above that amount should be variable, performance-based compensation, as described below. For this reason, employment agreements with executives generally specify this base salary amount. Once base salary is fixed, it does not depend on the Company’s performance.

Performance-Based Cash Compensation (Annual Bonuses)

The purpose of performance-based cash compensation is to motivate and reward eligible employees for their contributions to the Company’s performance for the applicable year. This is accomplished by making a portion of their cash compensation variable and dependent upon both individual and Company performance during the applicable year. Performance metrics considered by the Committee may include adjusted EBITDA, cash flow, earnings per share, etc. Note, in some instances, an executive employment agreement may guarantee a particular bonus for a specified period of time.

Long-term Incentive Compensation

The purpose of long-term incentive compensation is to align an employee’s long-term goals with those of the shareholders. The use of either stock options or restricted stock encourages employee focus on the Company’s long-term financial growth and consequent shareholder value. Grants are generally based on Company and executive performance and include a multi-year ‘vesting’ schedule, which encourages retention of key employees and a focus on long-term growth of shareholder value.

In setting performance-based cash compensation and long-term incentive compensation awards for each executive officer, the Committee reviews the Company’s financial performance using a variety of metrics, including adjusted EBITDA, cash flows, earnings per share, etc., the officer’s employment agreement and executive compensation information derived from comparable public tower companies that compete with the Company. Generally, the Committee does not give any particular factor a specific weighting.

The Committee also believes that total compensation should be comparable to that of the Company’s primary competitors in order to recruit and retain talented executive officers who are key to the Company’s long-term success.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the option deduction limit. The Company’s shareholder-approved equity compensation plan is qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Company Performance and Executive Compensation in 2004

In December of 2004, the Committee reviewed with the Compensation Committee and the Board of Directors the performance and employment agreements of the executive management of the Company for the purposes of determining the amounts of any cash bonuses, restricted stock or other benefits to be granted to members of management in return for the services they provided during 2004.

In accordance with the Company’s compensation philosophy, we analyzed several qualitative and quantitative factors when awarding compensation for fiscal 2004 in order to link financial reward to the annual and long-term performance of the Company. Following a review of the Company’s performance in 2004, including the successful initial public offering of common stock, the success of the tower acquisition program and related financings, and improvements in important metrics such as stock price, adjusted EBITDA, cash flows, earnings per share, etc., and the review of the performance of each executive with respect to the Company’s performance in 2004, the Committee and the Board of Directors determined in December of 2004 to award to members of management certain amounts of restricted stock and cash bonuses based on the executive’s performance.

Company Performance and CEO Compensation in 2004

The Company’s compensation program is designed to promote the achievement of Company objectives and shareholder value. However, our Chief Executive Officer, Wesley Edens, who is also our Chairman, did not receive a salary, bonus or other form of incentive compensation as our Chief Executive Officer in 2004 or 2003. Mr. Edens is also the Chairman of the Management Committee of Fortress Investment Group LLC, an affiliate of our majority shareholder, and benefits as CEO mainly from increases in the Company’s stock price due to the significant holdings of our stock by himself personally and by Fortress Investment Group LLC and its affiliates, which holdings as of December 31, 2004 constituted approximately 49% of our outstanding common stock. As we do not pay Mr. Edens a salary or bonus nor award him incentive compensation personally, this Committee does not evaluate his performance with such ends in mind. However, Mr. Edens’ performance as CEO is separately evaluated by the Board of Directors for the purpose of determining whether the Company is meeting its objectives and desired results.

Conclusion

Attracting and retaining talented and motivated management and employees is essential in creating long-term shareholder value. Offering a competitive, performance-based compensation program with a significant equity component helps to achieve this objective by aligning the interests of management and other key employees with those of shareholders. We believe that the Company’s fiscal 2004 compensation program met these objectives.

The Committee is pleased to submit this report to the Company’s shareholders.

By the Compensation Committee of the Board of Directors of Global Signal Inc.

COMPENSATION COMMITTEE

Mark Whiting, Chairman

Robert Gidel

David Abrams

Compensation Committee Interlocks and Insider Participation

Compensation decisions pertaining to executive officer compensation made prior to the completion of our initial public offering in June 2004 were made by our Chief Executive Officer, Wesley R. Edens, our president, David J. Grain, and our director, Robert H. Niehaus. Our president, David J. Grain, serves as a director of Newcastle Investment Corp., whose Chief Executive Officer, Wesley R. Edens, also serves as the chairman of our Board of Directors and our Chief Executive Officer. Newcastle Investment Corp. is an affiliate of our largest shareholder, Fortress Investment Group LLC. Our director, Robert H. Niehaus, serves as the Chairman of Greenhill Capital Partners, LLC and GCP 2000, LLC, the entities that control the general partners of our second largest shareholder. We have entered into certain transactions with Fortress and Greenhill as described in “Certain Relationships and Related Party Transactions.”

Since our initial public offering in June 2004, our Compensation Committee has been composed of Messrs. Whiting, Gidel and Abrams. We have entered into certain transactions with affiliates of Mr. Abrams as described in “Certain Relationships and Related Party Transactions.”

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth, as of March 29, 2005, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 52,143,677 shares of our common stock outstanding as of that date.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner (1)	Shares Owned (2)	Percentage (3)
Executive Officers and Directors (4)
Wesley R. Edens (5)(12)	25,493,796	48.3%
David J. Grain	385,754	*
William T. Freeman (6)	390,698	*
Ronald G. Bizick II (7)	259,787	*
Masoud Sedigh	109,617	*
David Abrams (8)	5,988,434	11.5%
Robert Gidel (9)	5,157,444	9.9%
Douglas Jacobs	32,500	*
Robert H. Niehaus (10)	8,583,194	16.4%
Howard Rubin	230,000	*
Mark Whiting	55,000	*
All Directors and Executive Officers as a Group (13 persons)	41,621,932	78.1%
5% Shareholders
Fortress Investment Holdings LLC (11)(12)	25,443,696	48.2%
Greenhill Capital Partners LLC (11)(13)	8,583,194	16.4%
Abrams Capital, LLC (11)(14)	5,569,986	10.7%
Fortress Pinnacle Investment Fund LLC (11)(15)	5,137,444	9.9%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of shares held, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.

(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire shares of common stock and no exercise of options or warrants by any other person.
(4)	The address of each officer or director listed in the table below is: c/o Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.
(5)	Includes 50,100 shares held by Mr. Edens and other ownership as set forth in Footnote 12.
(6)	Includes 181,598 shares held by Mr. Freeman and an option to purchase 209,100 shares of our common stock.
(7)	Includes 80,842 shares held by Mr. Bizick and an option to purchase 178,945 shares of our common stock.
(8)	Includes 1,122,278 shares held by Whitecrest Partners, L.P., 518,602 shares held by Abrams Capital Partners I, L.P., 38,986 shares held by 222 Partners, LLC, 3,929,106 shares held by Abrams Capital Partners II, L.P., 345,762 shares held by Great Hollow International, L.P. and 33,700 held by Great Hollow Partners LLC. Great Hollows Partners LLC is the general partner of Great Hollow International, L.P., and Abrams Capital, LLC is the general partner for Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P., and Whitecrest Partners, L.P. David Abrams is the sole managing member of Great Hollow Partners, LLC, Abrams Capital, LLC and 222 Partners, LLC, and by virtue of the relationships described above, has sole voting power with respect to the shares identified above.
(9)	Includes 20,000 shares held by Mr. Gidel and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Mr. Gidel is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares.
(10)	Consists of 8,422,194 shares held by GCP SPVI, LLC, 32,200 shares held by Greenhill Capital Partners, LLC, and immediately exercisable options to purchase (a) 79,476 shares held by Greenhill Capital Partners, L.P., (b) 25,424 shares held by Greenhill Capital, L.P., (c) 12,544 shares held by Greenhill Capital Partners (Executives), L.P., and (d) 11,356 shares held by Greenhill Capital Partners (Cayman), L.P. By virtue of his ownership and management positions in entities that control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, GCP SPVI, LLC, and Greenhill Capital Partners, LLC, Mr. Niehaus may be deemed to beneficially own these shares.
(11)	The address of Fortress Investment Holdings LLC is 1251 Avenue of the Americas, 16th Floor, New York, New York 10020. The address of Greenhill Capital Partners, LLC is 300 Park Avenue, 23rd Floor, New York, New York 10022. The address of Abrams Capital, LLC is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116. The address of Fortress Pinnacle Investment Fund LLC is 1251 Avenue of the Americas, 16th Floor, New York, New York 10020.
(12)	Includes 19,162,248 shares held by FRIT PINN LLC, 500,004 shares and an option to purchase 644,000 shares held by Fortress Registered Investment Trust, and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. FRIT PINN LLC is a wholly owned subsidiary of Fortress Registered Investment Trust which is 100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of the Board of Directors. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly owned subsidiary of Fortress Investment Group LLC which is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of our Board of Directors. By virtue of its ownership interest in FIG Advisors LLC, Fortress Investment Holdings LLC, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Fortress Investment Holdings LLC disclaims beneficial ownership of such shares. In addition, by virtue of his ownership interest in Fortress Investment Holdings LLC, Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

(13)	Consists of 8,422,194 shares held by GCP SPVI, LLC, 32,200 shares held by Greenhill Capital Partners, LLC, and immediately exercisable options to purchase (a) 79,476 shares held by Greenhill Capital Partners, L.P., (b) 25,424 shares held by Greenhill Capital, L.P., (c) 12,544 shares held by Greenhill Capital Partners (Executives), L.P., and (d) 11,356 shares held by Greenhill Capital Partners (Cayman), L.P. By virtue of their ownership and management positions in entities that control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, GCP SPVI, LLC, and Greenhill Capital Partners, LLC, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares.
(14)	Includes 1,122,278 shares held by Whitecrest Partners, L.P., 518,602 shares held by Abrams Capital Partners I, L.P., and 3,929,106 shares held by Abrams Capital Partners II, L.P. Abrams Capital, LLC is the general partner of Whitecrest Partners, L.P., Abrams Capital Partners I, L.P., and Abrams Capital Partners II, L.P. David Abrams, a member of our Board of Directors, is the sole managing member of Abrams Capital, LLC and by virtue of the relationships described above, has sole voting power with respect to the shares identified above. The shares disclosed in the table as being beneficially owned by Abrams Capital, LLC are also included in the shares reported as being beneficially owned by Mr. Abrams.
(15)	Consists of 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Robert Gidel, one of our directors, is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares. In addition, FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, except as set forth below, during the fiscal year ended December 31, 2004, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them. Our Controller, Camille Blommer, failed to timely file one Form 4, which reported one transaction, instead filing the Form 4 one day late.

Executive Officers

Set forth below is certain biographical information for our executive officers. See “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement for a description of securities beneficially owned by our executive officers as of March 29, 2005.

Name	Age	Position With Global Signal
Wesley R. Edens	43	Chief Executive Officer and Chairman of the Board of Directors

David J. Grain	42	President

William T. Freeman	43	Executive Vice President; Chief Financial Officer and Assistant Secretary

Jeffrey S. Langdon	42	Executive Vice President of Sales & Marketing

Ronald G. Bizik, II	37	Executive Vice President of Corporate Development and Operations

Greerson G. McMullen	42	Executive Vice President, General Counsel and Secretary

Massoud Sedigh	52	Executive Vice President and Chief Information Officer

For information regarding Mr. Edens see the “Information Concerning Directors and The Director Nominees” section of this proxy statement.

David J. Grain joined us in January 2003 as our President. Prior to joining us, from 2000 to 2003, he served as Senior Vice President at AT&T Broadband in New England, a provider of digital video, high speed Internet and digital phone services to more than two million customers in the region. Prior to leading AT&T Broadband’s New England operations, Mr. Grain spent more than a decade in the financial services industry, most recently at Morgan Stanley in New York from 1992 to 2000 where he focused primarily on telecommunications, media and technology companies. Mr. Grain serves on the Board of Directors of Newcastle Investment Corp., an affiliate of Fortress and a REIT listed on the New York Stock Exchange. Mr. Grain earned a Bachelor of Arts in English from the College of the Holy Cross and a Masters of Business Administration from the Amos Tuck School at Dartmouth College.

William T. Freeman joined us in September 2001 as our Chief Financial Officer and Vice President, and was named Executive Vice President, Chief Financial Officer and Assistant Secretary in February 2004. Prior to joining us, Mr. Freeman was the Chief Financial Officer of WJ Communications, Inc., a manufacturer of RF components from June 2000 to September 2001. Mr. Freeman was the Chief Financial Officer of System One Services, a consulting and staffing agency from November 1997 to June 2000. Mr. Freeman has over 18 years of finance and accounting experience and holds a Master’s degree in Accounting from Florida State University and a Bachelor of Science from the University of Kentucky. Mr. Freeman was our Chief Financial Officer at the time of our filing for bankruptcy in May 2002.

Jeffrey S. Langdon joined us in March 2003 as Vice President of Sales and was named Executive Vice President of Sales and Marketing in January 2004. Mr. Langdon began his wireless career in November 1992 with McCaw Wireless in Seattle prior to its merger with AT&T. He held a variety of positions with McCaw/AT&T Wireless until his departure in March 1997, including responsibilities in Sales, System Development and External Affairs. From March 1997 until March 1998, Mr. Langdon founded and operated JSL Wireless Services under contract to AT&T’s National Site Development team where he assisted in the development of a Build to Suit program. In March 1998, Mr. Langdon joined SBA Communications in Boca Raton where he was employed until April 2002 as its Vice President of Sales and Marketing, Vice President of Operations and Regional Vice President of the Midwest. From April 2002 through October 2002, Mr. Langdon was self-employed and pursued private interests. From October 2002 until March 2003, Mr. Langdon held the position of Regional Vice President at Tower Resource Management, a wireless management and development firm. Mr. Langdon holds a Bachelor of Arts degree from Whitman College.

Ronald G. Bizick, II joined us in December 2003 as Executive Vice President of Corporate Development and Operations. Prior to joining us, Mr. Bizick served as acting Chief Executive Officer and Partner of Archonix Systems, LLC and its predecessor NTPS, LLC from March 2003 to November 2003, both public safety software and related services providers, where he remains an equity partner and advisory board member. He was self-employed, performing various consulting services to wireless and investment companies from February 2002 to March 2003. Mr. Bizick also worked at SBA Communications, another of our main competitors, from February 1990 to January 2002, serving as Executive Vice President and Chief Operating Officer. Mr. Bizick also held various other positions at SBA Communications including Executive Vice President of Operations and Executive Vice President of Sales and Marketing. Mr. Bizick holds a Bachelor of Arts in Business and Communications from the University of Pittsburgh and has completed continuing executive education at Harvard Business School and The Wharton School of Business.

Greerson G. McMullen joined us in July 2004 as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. McMullen was with General Electric Company, from December 1996 to July 2004 where he held various executive positions with GE’s Transportation, Industrial Systems and Energy divisions. Prior to GE, he was a corporate attorney for Tropicana Products, Inc., from October 1994 to December 1996, and an attorney with the law firms of Sullivan & Cromwell and Kennedy Covington Lobdell & Hickman, L.L.P. Mr. McMullen holds a B.S.F.S. from Georgetown University, School of Foreign Service, and a J.D. from the University of Virginia School of Law.

Massoud Sedigh joined us in May 2003 as Chief Information Officer and was named Executive Vice President and Chief Information Officer in February 2004. Most recently, Mr. Sedigh served as the Chief Information Officer for Shell Trading Company, an energy trading venture, from April 1998 to April 2003. Mr. Sedigh holds a Master of Science in Industrial Management and a Bachelor of Science in Computer Science from SUNY Stony Brook.

Compensation of Executive Officers

General

The following summary compensation table sets forth information concerning the cash and non-cash compensation earned by, awarded to or paid to our Chief Executive Officer and the remaining four most highly compensated executive officers for the years ended December 31, 2002, 2003, and 2004. We refer to these officers as our “named executive officers” in other parts of this proxy statement.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)		Restricted Stock Awards ($) (2)	Securities Underlying Options	All Other Compensation ($) (3)

Wesley R. Edens Chief Executive Officer (4)	2004 2003 2002	— — —	— — —	— — —		— — —	— — —	— — —

David J. Grain President	2004 2003 2002	200,000 184,102 —	200,000 256,014 —	459,288 59,391 —	(5) (6)	249,982 — —	— 820,000 —	900 — —

William T. Freeman Executive Vice President, Chief Financial Officer and Assistant Secretary	2004 2003 2002	200,000 200,001 200,000	100,000 174,414 340,000	— — —		499,990 — —	— — 697,000	900 — —

Ronald G. Bizick, II Executive Vice President of Corporate Development and Operations	2004 2003 2002	200,000 16,667 —	100,000 — —	144,983 — —	(7)	99,977 — —	820,000 — —	900 — —

Massoud Sedigh Executive Vice President and Chief Information Officer	2004 2003 2002	200,000 128,077 —	100,000 1,000 —	— 50,000 —	(8)	99,977 — —	— 205,000 —	900 — —

(1)	For each named executive officer, other than Messrs. Grain, Bizick and Sedigh, the aggregate dollar amount of perquisites or other personal benefits did not exceed the lesser of (a) $50,000 and (b) 10% of the total salary and bonus reported by such named executive officer for such fiscal year.
(2)	The aggregate number of shares underlying the restricted stock awards held as of December 31, 2004 by each named executive officer is as follows: Mr. Grain—9,469, Mr. Freeman—18,939, Mr. Bizick—3,787 and Mr. Sedigh—3,787. Based on a closing share price of $27.54 as of December 31, 2004, the aggregate value of restricted stock awards held as of such date by each of our named executive officers is as follows: Mr. Grain—$260,773, Mr. Freeman—$543,120, Mr. Bizick—$104,294 and Mr. Sedigh—$104,294.
(3)	Represents 401(k) matching contributions.
(4)	Mr. Edens served as our acting Chief Executive Officer from January 31, 2003 until February 11, 2004, when he was appointed as our Chief Executive Officer. Mr. Edens did not receive any base salary or bonus in 2004 for his services as our Chief Executive Officer.
(5)	This amount includes $457,848 representing relocation payments made on behalf of Mr. Grain.
(6)	This amount represents relocation payments paid to Mr. Grain.
(7)	This amount includes $143,020 representing relocation payments made on behalf of Mr. Bizick.
(8)	This amount represents relocation payments paid to Mr. Sedigh.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options we granted during the year ended December 31, 2004, to the named executive officers. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on the Securities and Exchange Commission’s (the “SEC”) requirements and do not reflect our projection or estimate of future stock price growth.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees During Fiscal Year Ended December 31, 2004	Exercise Price Per Share ($)	Market Price at Date of Grant (2) ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
						5%	10%	0%
Wesley R. Edens	—	—	—	—	—	—	—	—
David J. Grain	—	—	—	—	—	—	—	—
William T. Freeman	—	—	—	—	—	—	—	—
Ronald G. Bizick II (1)	205,000	100.00%	8.53	20.00	3/22/2013	4,929,818	8,885,694	2,351,350
	615,000	100.00%	18.00	20.00	3/22/2013	8,965,404	20,833,032	1,230,000
Massoud Sedigh	—	—	—	—	—	—	—	—

(1)	30% of each of the $8.53 options and $18.00 options vested on December 31, 2004 and 30% will vest on December 31, 2005. The remaining 40% of each of the $8.53 options and $18.00 options will vest on December 31, 2006. In the event Mr. Bizick is terminated without cause by the Company (other than by reason of his death or disability) 75% of all his outstanding options that remain unvested as of that time will automatically vest and become exercisable.
(2)	Prior to the completion of our initial public offering on June 2, 2004, our per-share price was determined by the Board of Directors. On the date of Mr. Bizick’s grant, the market price per share, as determined by the Board of Directors, was $20.00.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning option exercises and the fiscal year-end values of unexercised options held by the named executive officers in 2004, setting forth the name of the executive officer, the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised, the aggregate dollar value realized upon exercise, the total number of securities underlying unexercised options held at the end of 2004 and the aggregate dollar value of in-the-money, unexercised options held at the end of 2004.

	Shares Acquired on Exercise	Value Realized (1) ($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In- The-Money Options at December 31, 2004 (2)
Name	Vested		Vested	Unvested	Vested ($)	Unvested ($)
Wesley R. Edens	—	—	—	—	—	—
David J. Grain	20,000	364,400	472,000	328,000	9,937,740	6,935,560
William T. Freeman	20,000	323,400	189,100	487,900	3,955,820	10,316,646
Ronald G. Bizick	—	—	492,000	328,000	5,858,490	3,905,660
Massoud Sedigh	—	—	123,000	82,000	2,600,835	1,733,890

(1)	The value realized is calculated by multiplying (A) the number of securities underlying such options and (B) the difference between (i) the fair market value of our common stock on the date of exercise and (ii) the option exercise price.

(2)	The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of our common stock on the New York Stock Exchange at December 31, 2004 ($27.54) and (ii) the option exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into employment agreements with each of Messrs. Grain, Freeman and Bizick and into a written and accepted employment offer with Mr. Sedigh.

The agreement for Mr. Grain became effective on January 31, 2003, and provides for a three-year term that will automatically renew for consecutive one-year extensions, unless written notice to the contrary is provided to the other party. The agreement for Mr. Freeman became effective on November 1, 2002 and provides for a three-year term that will automatically renew for consecutive one-year extensions, unless written notice to the contrary is provided to the other party. The agreement for Mr. Bizick became effective on December 1, 2003, and provides for a three year term that will automatically renew for consecutive one year extensions unless written notice to the contrary is provided to the other party. Mr. Sedigh’s employment offer was signed by him on April 10, 2003, and provides that he is an at-will employee. Each of the agreements for Messrs. Grain, Freeman and Bizick contain confidentiality, non-competition and non-solicitation provisions effective through the term of the agreement and for a period of twelve months thereafter.

In the event Mr. Grain’s employment is terminated by us for any reason other than for cause (except by reason of his death or disability) or by Mr. Grain for good reason, Mr. Grain will be entitled to a severance payment of $425,000 and his outstanding options will vest immediately and remain exercisable for three years after such termination. In the event Mr. Grain’s agreement has expired as a result of our decision not to extend the agreement and Mr. Grain is subsequently terminated under circumstances that would have constituted termination without cause or with good reason under the agreement, his outstanding previously vested options will remain exercisable for three years after such termination.

Mr. Grain’s employment agreement, effective January 31, 2003, provided that, as a relocation benefit, we would reimburse him for the difference between the sale price of his West Newton, Massachusetts residence and a specified minimum price, as described in that agreement. Mr. Grain’s employment agreement was amended on January 15, 2004, to provide that in the event he was unable to sell his West Newton, Massachusetts residence on or prior to January 10, 2004, for the Minimum Price (as set forth in his employment agreement) and Mr. Grain was able to find a purchaser, on or prior to April 30, 2004, who has contracted to purchase such residence, we would purchase the residence from Mr. Grain for the Minimum Price, provided Mr. Grain agreed to assign the contract for sale entered into by Mr. Grain and the purchaser to us, subject to the condition subsequent that such contract for sale be consummated. Mr. Grain entered into a contract for the sale of his residence which closed on February 27, 2004. Our net cash cost, after the sale of the residence under the assigned contract for sale, was $457,848.

In the event Mr. Freeman’s employment is terminated by us for any reason other than for cause or upon a change in control of Global Signal, all of his outstanding options will vest immediately and remain exercisable for 90 days plus the number of days remaining, if any, in the then operative “closed period” during which Mr. Freeman would be precluded from trading Global Signal’s shares pursuant to our insider trading rules. In addition, if Mr. Freeman’s employment is terminated by us for any reason other than for cause, he will be entitled to the following severance payment and benefits for twelve months after such termination, as long as he is not in breach of the non-competition, preservation of trade secrets and non-trade secret protectible business interest provisions contained in the agreement: (1) base salary (at a rate then in effect), (2) continued use of the cell phone and vehicle provided by Global Signal and (3) employee benefits afforded to senior management excluding 401(k) plan participation.

In the event that Mr. Bizick’s employment is terminated by us for any reason other than cause or by Mr. Bizick for good reason, Mr. Bizick shall be entitled to receive payment of any accrued and owing salary for the applicable period plus a lump sum payment equal to one year’s base salary at its then current rate and the prior year’s bonus. If such a termination of employment occurs after June 30, 2004, then 75% of his outstanding options that remain unvested as of the termination will become automatically vested and exercisable.

In the event that Mr. Sedigh’s employment is terminated by us for non-cause, Mr. Sedigh shall be entitled to receive payment of any accrued and owing salary for the applicable period plus a lump sum payment equal to six month’s base salary at its then current rate, and COBRA benefits.

On January 6, 2005, the Company entered into restricted share award agreements with certain employees, including Messrs. Grain, Freeman, Langdon, Bizick and Sedigh. Under the agreements, the Company issued to the respective employees restricted shares of common stock, par value $0.01 per share, of the Company (the “Restricted Stock”), effective as of the grant date. The interest of the employee in the Restricted Stock vests as to one-third of such Restricted Stock on the third anniversary of the grant date, and as to an additional one-third on each succeeding anniversary date, so as to be 100% vested on the fifth anniversary thereof, conditioned upon the employee’s continued employment with the Company as of each vesting date. Notwithstanding the foregoing, one-third of the Restricted Stock of the employee shall vest, and the remaining unvested shares of Restricted Stock shall be forfeited, upon a termination of the employee’s employment due to the employee’s death, by the Company other than for cause or by the employee for good reason. In the event of both (i) a change of control and (ii) employee’s employment is terminated other than for cause or employee terminates his or her employment for good reason within 12 months of the change of control, 100% of the then unvested Restricted Stock of the employee will vest. Except as otherwise set forth in the agreement, if the employee’s employment with the Company is terminated for any reason, the Restricted Stock subject to the provisions of the agreement which has not vested at the time of the employee’s termination of employment shall be forfeited by the employee, and ownership transferred back to the Company. The Restricted Stock may not be sold, pledged or otherwise transferred until the Restricted Stock becomes vested. The employee shall have all the rights of a shareholder, including the right to vote and receive cash dividends, with respect to the Restricted Stock.

Performance Graph

Comparison of Cumulative Return since June 3, 2004 (the date of Global Signal’s initial public offering), through April 11, 2005, for Global Signal, S&P 500 Index, S&P REIT Composite Index and Peer Group

The graph below compares the cumulative total return for Global Signal common stock with the comparable cumulative return of the S&P 500 Index, the S&P REIT Composite Index and a peer group of companies composed of American Tower Corporation, SBA Communications Corporation. SpectraSite Inc. and Crown Castle International Corp. The graph assumes $100 invested on June 2, 2004, the date of Global Signal’s initial public offering, and $100 invested at that same time in each of the S&P 500 Index, the S&P REIT Composite Index and the peer group. The comparison assumes that all dividends are reinvested.

Certain Relationships and Related Transactions

As used in this section “Certain Relationships and Related Transactions” the term “Fortress” refers to Fortress Investment Holdings LLC and certain of its affiliates and “Greenhill” refers to Greenhill Capital Partners, L.P. and affiliated investment funds.

Pinnacle Towers Acquisition Holdings LLC

On February 5, 2004, we closed a securitization transaction and repaid all amounts outstanding under our old credit facility with Bank of America, N.A. Our old credit facility included covenants requiring consent from our lenders for transactions, including certain acquisitions. On September 23, 2003, 99% of our shareholders, in the same proportion as their ownership of Global Signal, formed a new company, Pinnacle Towers Acquisition Holdings LLC, or Pinnacle Acquisition, then known as Pinnacle Towers Acquisition Inc., for the purpose of acquiring and operating telecommunications sites and certain related assets through an entity not constrained by our old credit facility. These shareholders participated by becoming shareholders in Pinnacle Acquisition such that each participating shareholder’s proportionate ownership of the outstanding common stock of Pinnacle Acquisition equaled its proportionate ownership of our outstanding common stock. At formation of Pinnacle Acquisition, Fortress Pinnacle Investment Fund LLC and FRIT PINN LLC collectively held 60.0% of its common stock. Greenhill Capital Partners, L.P., Greenhill Capital, L.P., Greenhill Capital Partners (Executives), L.P. and Greenhill Capital Partners (Cayman), L.P. collectively held 20.7% of Pinnacle Acquisition’s common stock. Whitecrest Partners, L.P., Abrams Capital Partners I, L.P., 222 Partners, LLC, Abrams Capital Partners II, L.P. and Great Hollow International, LP collectively held 14.1% of Pinnacle Acquisition’s common stock. Calm Waters Partnership, Strong Special Investment L.P., Harbour Holdings, Ltd., Walter Morris, Strong Qwest L.P. and Charles A. Paquelet collectively held 3.9% of Pinnacle Acquisition’s common stock. The remaining shareholders collectively held 1.3% of Pinnacle Acquisition’s common stock.

On October 29, 2003, each shareholder of Pinnacle Acquisition granted to us an option to purchase all, but not less than all, of its shares of Pinnacle Acquisition at a purchase price equal to their par value plus interest on that par value at an annual rate of 10%. The terms of the option provided that it became exercisable at any time upon the repayment of all amounts under our old credit facility. In connection with the close of our securitization transaction and the repayment of our old credit facility, we exercised our option with respect to all the outstanding common stock of Pinnacle Acquisition and on February 6, 2004, Pinnacle Acquisition became our wholly owned subsidiary. The aggregate purchase price pursuant to the option was approximately $21,000.

At the time of our acquisition of the outstanding common stock of Pinnacle Acquisition on February 5, 2004, it owned 67 communications sites primarily located in the southeastern United States. These assets had a net book value of $26.9 million and there were other current assets of $0.4 million. The acquisition of these assets was financed with borrowings under the credit facility of which $28.0 million was outstanding on February 5, 2004. These assets were originally acquired on December 4, 2003 from TowerCom Enterprises LLC and its affiliates for approximately $26.3 million, plus fees and expenses.

On September 23, 2003, our largest operating subsidiary, Pinnacle Towers, entered into a management agreement with Pinnacle Acquisition whereby it agreed to provide, for a specified management fee, certain site management, marketing and operating services for telecommunications sites owned by Pinnacle Acquisition through its wholly owned subsidiary, Pinnacle Towers Acquisition LLC. The aggregate management fee our subsidiary received under the agreement until Pinnacle Acquisition became our wholly owned subsidiary was approximately $77,000. On February 5, 2004, Pinnacle Towers LLC, then known as Pinnacle Towers Inc., assigned its rights and obligations under this management agreement to Global Signal Services LLC, one of our wholly owned subsidiaries.

Monitoring Fee

At a meeting of the Board of Directors on December 4-5, 2003, the Board of Directors passed a resolution renewing the annual monitoring fee of $2.0 million for the one-year period from November 1, 2003 to

October 31, 2004 to Fortress Pinnacle Acquisition LLC and Greenhill. This monitoring fee was provided as compensation for consulting and management advisory services and analysis, including assistance in our reorganization and the re-engineering of our business process, assistance in identifying, recruiting and hiring our executives, assistance in forming and executing our capital management strategy and assistance in executing our acquisition strategy, as were requested by us and provided by Fortress and Greenhill. Fortress, Greenhill and Global Signal are parties to an Investor Agreement, dated November 1, 2002, as amended October 29, 2003, and which was amended and restated on March 31, 2004. Section 4.1 of the original Investor Agreement permitted the payment of the monitoring fee and the provision of services in connection therewith to be renewed on an annual basis by the vote of a majority of our Board of Directors that includes the vote of at least one director who is not a designee of either Fortress or Greenhill or an “Affiliate” or “Associate” (each, as defined in the Investor Agreement) thereof or a member of our management and who is not, directly or indirectly, receiving compensation for such vote. Our Board of Directors approved the resolution, in compliance with the Investor Agreement, with Mr. David Abrams voting. In 2002, we made monitoring fee payments equal to $0.3 million and during the calendar year 2003 we made monitoring fee payments equal to $2.5 million, of which $2.0 million was to cover our obligations for 2003 and $0.5 million was for the first quarter of 2004. We believe the monitoring fee represented an arm’s length transaction at pricing consistent and competitive with those of other unrelated companies that provide such services. Pursuant to our Amended and Restated Investor Agreement, the monitoring fee was terminated upon the consummation of our initial public offering in June 2004 and Fortress and Greenhill waived any right to receive any payment with respect to the monitoring fee for all periods after March 31, 2004. Wesley R. Edens, our Chief Executive Officer and Chairman of our Board of Directors, is the Chief Executive Officer and Chairman of the Board of Directors of Fortress. Robert H. Niehaus, Vice Chairman of our Board of Directors, is the Chairman of entities that control the general partners of Greenhill.

Broadcast Towers, Inc.

In February 2003, our largest operating subsidiary, Pinnacle Towers LLC, or Pinnacle Towers, then known as Pinnacle Towers Inc., sold the capital stock of Broadcast Towers, Inc., or BTI, to former Pinnacle Towers President Ben Gaboury for ten dollars. Pinnacle Towers acquired this entity in August 2000, prior to our reorganization for an aggregate purchase price of $14.2 million. BTI’s primary business was the management of in-building telecommunication access via building risers. In 2002, BTI generated negative cash flow as a result of the loss of BTI’s four largest customers and, as such, we recognized impairment losses to fully write-off the net book value of these assets. Because we considered BTI’s business to be non-core to our business strategy and because of the continuing losses and negative cash flow BTI was generating, we determined that the disposal of this business was in our best interest. After conducting a comparative analysis of the liabilities associated with exiting BTI’s remaining contractual obligations, servicing those obligations until their expiration and the cost of terminating BTI’s remaining employees, the Board of Directors resolved on January 27, 2003 to dispose of the capital stock of BTI and sell it to Mr. Gaboury for ten dollars.

Amended and Restated Investor Agreement

General

We entered into the Investor Agreement dated as of November 1, 2002, as amended October 29, 2003, with Fortress Pinnacle Acquisition LLC, Greenhill and electing noteholders of our 10% Senior Discount Notes due 2008. These electing noteholders included Abrams Capital, LLC and its affiliates as follows: Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P., Abrams Capital International L.T.D. and Whitecrest Partners, L.P. Other electing noteholders include the following entities: FRIT PINN LLC, Calm Waters Partnership, Highbridge Capital Management /Z Special Opportunities LLC, Strong Special Investment, Harbour Investments Ltd., Arbiter Partners, L.P., Walter Morris, Strong Qwest L.P., John Constable, Marjorie S. Isaac Trust-Irving Isaac (Marital Trust) and Charles A. Paquelet.

The Investor Agreement was amended and restated on March 31, 2004, such that effective upon the consummation of our initial public offering in June 2004 the rights of the parties to the agreement, other than registration rights, were terminated. We made no payments in connection with the amendment and restatement. We have included a summary of the Investor Agreement prior to the amendment and restatement following this summary of the Amended and Restated Investor Agreement.

The following is a summary of material provisions of the Amended and Restated Investor Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Investor Agreement, a copy of which was filed as an exhibit to the registration statement for our initial public offering.

Registration Rights

We have granted to Fortress Pinnacle Acquisition LLC, Greenhill and Abrams Capital Partners II, L.P. and certain of their related partnerships and their respective permitted and third party transferees to the extent that any of them or their permitted or third party transferees together with their respective permitted transferees holds 5% of our issued and outstanding common stock (each, a “Shareholder”), “demand” registration rights that allow the Shareholders to request that we register under the Securities Act of 1933, as amended (the “Securities Act”), an amount equal to or greater than 5% of our stock held by such Shareholders together with their respective affiliates. Each Shareholder is entitled to an aggregate of three demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within six months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

We have granted the Shareholders “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us, other than those public offerings on registration statements on Forms S-4 or S-8. The “piggyback” registration rights of these Shareholders are subject to proportional cutbacks by the underwriters in the manner described in the Amended and Restated Investor Agreement.

We have granted Fortress, Greenhill and their respective permitted transferees the right to request shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our shareholders. In addition, each Shareholder may elect to participate in the shelf registration within ten days after notice of the registration is given.

We have agreed to indemnify each selling shareholder against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus, unless such liability arose from the selling shareholder’s misstatement or omission. The selling shareholder agrees to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the Amended and Restated Investor Agreement, and the selling shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the agreement.

Investor Agreement—Pre-Amendment and Restatement

Prior to its amendment and restatement on March 31, 2004, the Investor Agreement dated as of November 1, 2002, as amended October 29, 2003, provided “demand” registration rights to Fortress Pinnacle Acquisition LLC, Greenhill and electing noteholders of our 10% Senior Discount Notes due 2008 (collectively, the “Investors”), so long as they held at least 5% of the then outstanding amount eligible to be registered. In addition, we granted “piggyback” registration rights to the Investors and the right to request shelf registration on Form S-3 to Fortress, Greenhill and their respective permitted transferees. We also granted preemptive rights to each Investor, so long as it and its affiliates owned at least 10% of the outstanding registrable securities as described in the Investor Agreement. Fortress, Greenhill and Abrams waived their registration and preemptive rights under the Investor Agreement with respect to our initial public offering.

We were also required to pay Fortress and Greenhill (on a pro rata basis) an annual monitoring fee of $2.0 million, paid on a quarterly basis, for the period between November 1, 2002 and October 31, 2003, constituting compensation for consulting and management advisory services and analysis. The monitoring fee and the provision of services in connection with it were renewable on an annual basis by a vote of a majority of our Board of Directors, including the vote of at least one director who was not a designee of Fortress, Greenhill or their affiliates or a member of our management and who received no compensation for such vote. Pursuant to the terms of the Investor Agreement, we renewed the annual monitoring fee of $2.0 million for the one-year period from November 1, 2003 to October 31, 2004. In 2002, we made monitoring fee payments equal to $0.3 million and in 2003 we made monitoring fee payments equal to $2.5 million, of which $2.0 million covered our obligations for 2003 and $0.5 million was for the first quarter of 2004. Pursuant to our Amended and Restated Investor Agreement, the monitoring fee terminated upon the consummation of our initial public offering. Fortress and Greenhill waived any right to receive any payment with respect to the monitoring fee for all periods after March 31, 2004.

The Investor Agreement also required the Investors to vote the voting stock they beneficially owned to elect certain directors, including those designated by Fortress, Greenhill and Abrams. In addition, we agreed not to take, or to allow our subsidiaries to take, a number of actions without first obtaining approval from Fortress and Greenhill. Pursuant to the terms of the Amended and Restated Investor Agreement, upon consummation of our initial public offering, we and our subsidiaries were no longer required to obtain the approval of Fortress and Greenhill prior to taking any action.

In addition, pursuant to the terms of the Investor Agreement, each Investor had tag-along rights if Fortress or Greenhill proposed to sell shares of our common stock and drag-along rights if either Fortress or Greenhill held over 55% of the shares of our common stock (or both Fortress and Greenhill acting together) and proposed to sell all of their registrable securities as described in the Investor Agreement. In addition, if any Investor proposed to sell any of its registrable securities as described in the Investor Agreement, it must notify other Investors holding (together with their affiliates) more than 10% of the registrable securities outstanding at the time of the proposed sale and those Investors had the right to purchase a pro rata portion of the offered securities at the offered price. Each Investor also agreed not to transfer its shares for two years unless the transfer was made with both Fortress’ and Greenhill’s consent, or the transfer was to certain permitted transferees as stated in the Investor Agreement.

On October 29, 2003, the Agreement was amended to allow the transfer of pledged stock to Morgan Stanley Asset Funding Inc. or to any person upon foreclosure or the exercise of other remedies under the Pledge Agreement among Fortress Pinnacle Acquisition, Greenhill Capital Partners and other Pledgors dated October 29, 2003. Upon the transfer to Morgan Stanley of the capital stock held by Greenhill Capital Partners and/or Fortress Pinnacle Acquisition, the amendment provided that payment of the monitoring fee to Fortress and Greenhill will cease when they collectively own or control 50% or less of our capital stock.

February 2004 Mortgage Loan Debt

On February 5, 2004, our largest operating subsidiary, Pinnacle Towers LLC, then known as Pinnacle Towers Inc., and 13 of its direct and indirect subsidiaries borrowed $418.0 million under a mortgage loan, the February 2004 mortgage loan, made payable to a newly formed trust, Global Signal Trust I, which we refer to as the February 2004 mortgage loan. We do not have any equity ownership interest in Global Signal Trust I and we are not its primary decision makers. The February 2004 mortgage loan is secured by (1) mortgage liens on the borrowers’ interests (fee, leasehold or easement) in more than 1,100 of our communications sites, (2) a security interest in substantially all of the borrowers’ personal property and fixtures including our rights under substantially all of our site management agreements, tenant leases (excluding tenant leases for sites referred to in (1) above) and a management agreement with Global Signal Services LLC and (3) a pledge of the capital stock (or equivalent equity interests) of each of the borrowers (including a pledge of the ownership interests of Pinnacle Towers from its direct parent). Global Signal Trust I simultaneously issued $418.0 million in commercial mortgage pass-through certificates with terms identical to the February 2004 mortgage loan. The commercial mortgage pass-through certificates were rated AAA through B by two rating agencies.

Two affiliates of Fortress purchased from the underwriters $63.0 million of $73.0 million B and BB rated pass-through certificates at a price to yield of approximately 9% on a blended basis, and the balance of the B and BB rated pass-through certificates were sold on identical terms to an independent third party mutual fund.

December 2004 Mortgage Loan Debt

On December 7, 2004, our operating subsidiary, Pinnacle Towers Acquisition Holdings LLC, and five of its direct and indirect subsidiaries borrowed $293.8 million under a mortgage loan made payable to a newly formed trust, Global Signal Trust II, which we refer to as the December 2004 mortgage loan. We do not have any equity ownership interest in Global Signal Trust II and we are not its primary decision makers. The December 2004 mortgage loan is secured by, among other things, (1) mortgage liens on the borrowers’ interests (fee, leasehold or easement) in substantially all of their wireless communications sites, (2) a security interest in substantially all of the borrowers’ personal property and fixtures and (3) a pledge of the capital stock (or equivalent equity interests) of each of the borrowers (including a pledge of the capital stock of Pinnacle Towers Acquisition Holdings LLC from its direct parent, Global Signal Holdings III LLC). Global Signal Trust II simultaneously issued $293.8 million in commercial mortgage pass-through certificates with terms identical to the December 2004 mortgage loan. The commercial mortgage pass-through certificates were rated AAA through BB– by two rating agencies.

An affiliate of Fortress purchased from the underwriters $17.0 million of BB rated pass-through certificates at a price to yield of approximately 6.376% and the balance of the BB rated pass-through certificates were sold on identical terms to other independent parties.

Options

In 2003, our Board of Directors awarded options to purchase 820,000 shares of our common stock to Mr. Kevin Czinger, a former employee of Fortress Capital Finance LLC, who served on our Board of Directors from January 2003 until February 2004, in exchange for his agreement to provide financial advisory services to us over an expected three-year period. Of these options, 30% vested on January 9, 2003, 30% were scheduled to vest on December 31, 2004, and the remaining 40% were scheduled to vest on December 31, 2005. Half the options had an exercise price of $5 per share and the remainder had an exercise price of $10 per share. Pursuant to the terms of our stock option plan, the exercise price of the then outstanding options was adjusted from $10 to $8.53 per share and from $5 to $4.26 per share, due to the one-time special distribution declared and paid to our shareholders on February 5, 2004. Upon the completion of our internal restructuring program, including the installation of a new management team, we terminated Mr. Czinger’s consulting arrangement in March 2004 and the vesting of the outstanding options was modified. After modification, he was entitled to exercise 246,000 shares at an exercise price of $4.26 and 246,000 shares at an exercise price of $8.53 until December 31, 2004. The remaining options to acquire 328,000 shares of common stock expired upon his termination pursuant to the terms of the award. As of December 17, 2004 all of his options have been exercised or were expired.

Warrants

As part of our reorganization, warrants to purchase 418,050 shares of our common stock at $10 per share, exercisable until October 31, 2007 were issued to Fortress and 197,088 of such warrants were issued to Abrams Capital, LLC and certain of its affiliates in connection with the cancellation of $187.6 million of the 5 1/2% convertible subordinated notes due 2007 (representing approximately 1% of our equity capitalization at November 1, 2002). This exercise price was adjusted pursuant to the term of the warrant agreement, from $10 to

$8.53 due to the special distribution declared and paid on February 5, 2004. On March 5, 2004, Abrams Capital, LLC and certain of its affiliates exercised warrants to purchase 197,088 shares of common stock, at an exercise price of $8.53 per share of common stock. On April 5, 2004, Fortress exercised 418,050 warrants for an equal number of shares of common stock, at an exercise price of $8.53 per share of common stock.

Options Granted to Fortress and Greenhill

In connection with our initial public offering and for purposes of compensating Fortress and Greenhill for their successful efforts in raising capital in our initial public offering, we granted and our shareholders approved options to FRIT PINN LLC and Greenhill, or affiliates of such entities, to purchase shares of our common stock equal to an aggregate of 10% of the number of shares to be issued in that offering in the following amounts (1) for FRIT PINN LLC (or its affiliates), the right to acquire 644,000 shares which is equal to 8% of the number of shares issued in our initial public offering and (2) for Greenhill (or its affiliate), the right to acquire 161,000 shares which is equal to 2% of the number of shares issued in our initial public offering all at an exercise price of $18.00 per share which is equal to our initial public offering price per share. All of the options are immediately vested and exercisable and will remain exercisable for ten years. The services provided by Fortress and Greenhill included advice with respect to selection of underwriters and counsel, deal structuring and timetable planning, document preparation and financial advisory services. On December 20, 2004, we issued 32,200 shares of our common stock to Greenhill, pursuant to an exercise of a portion of their stock options.

Fortress Pledge Shelf Registration Statement

On December 21, 2004, Fortress Investment Holdings LLC, or Fortress Holdings, our largest shareholder, informed us as follows:

“An affiliate of Fortress Holdings entered into a credit agreement, dated as of December 21, 2004, with Bank of America, N.A., Morgan Stanley Asset Funding Inc., the other lenders parties thereto and Banc of America Securities LLC. Pursuant to the credit agreement, the affiliate has borrowed $160.0 million from the lenders thereunder and this amount has been secured by, among other things, a pledge by the affiliate of a total of 19,162,248 shares of Global Signal common stock owned by such affiliate. The term of the credit agreement is 18 months. The 19,162,248 shares of common stock represent approximately 37% of Global Signal’s issued and outstanding common stock as of December 21, 2004.

The credit agreement contains representations, covenants and default provisions and also requires prepayment of a portion of the borrowings by the affiliate in the event the trading price of Global Signal’s common stock decreases below certain specified levels. In the event of a default under the credit agreement by the affiliate, the lenders thereunder may foreclose upon and sell any and all shares of common stock pledged to them. The affiliate has agreed in the credit agreement to exercise its right to cause Global Signal to file a shelf registration statement pursuant to the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal, Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein. The registration statement will cover sales by the lenders of shares of the pledged common stock in the event of a foreclosure by any of them and is required to be filed by June 6, 2005 pursuant to the credit agreement.”

We are not a party to the credit agreement and have not made any representations or covenants and have no obligations thereunder. Mr. Wesley Edens, our Chief Executive Officer and Chairman of our Board of Directors, owns an interest in Fortress Holdings and is the Chairman of its Management Committee.

Greenhill Pledge Shelf Registration Statement

On February 16, 2005, Greenhill Capital Partners LLC, or Greenhill Capital, informed us as follows:

“An affiliate of Greenhill Capital entered into a credit agreement, dated as of February 16, 2005, with Morgan Stanley Mortgage Capital, Inc. as Administrative Agent and certain lenders. Pursuant to the credit agreement, the affiliate has borrowed $70 million from the lenders thereunder and this amount has been secured by, among other things, a pledge by the affiliate of a total of 8,383,234 shares of Global Signal common stock owned by such affiliate, representing approximately 16.1% of Global Signal’s issued and outstanding common stock as of February 16, 2005.

The credit agreement contains customary default provisions and also requires prepayment of a portion of the borrowings by the affiliate in the event the trading price of Global Signal common stock decreases below certain specified levels. In the event of a default under the credit agreement by the affiliate, the lenders thereunder may foreclose upon any and all shares of common stock pledged to them. The affiliate has agreed in the credit agreement to exercise its right to cause Global Signal to file a shelf registration statement pursuant to the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal, Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein. The registration statement will cover sales by the lenders of shares of the pledged common stock in the event of a foreclosure by any of them and is required to be filed by June 6, 2005 pursuant to the credit agreement.”

We are not a party to the credit agreement and have no obligations thereunder. Mr. Robert H. Niehaus, the Vice Chairman of our Board of Directors, owns an interest in the private equity funds managed by Greenhill Capital LLC and is the Chairman of Greenhill Capital LLC which acts as the general partner of the manager of the borrower and of one of our principal shareholders, Greenhill Capital Partners, L.P.

Investment Agreement

On February 14, 2005, Global Signal, Sprint Corporation (“Sprint”), and certain Sprint subsidiaries entered into an Agreement to Contribute, Lease and Sublease (the “Agreement to Lease”) pursuant to which we agreed to lease or, if certain consents have not been obtained, operate for a period of 32 years over 6,600 wireless communications tower sites and the related towers and assets (the “Sprint Towers”) from one or more newly formed special purpose entities of Sprint under one or more master leases for which we have agreed to pay $1.202 billion as prepaid rent subject to certain conditions, adjustments and pro-rations (the “Sprint Transaction”). The closing of the Sprint Transaction is expected to occur toward the end of the second quarter of 2005.

Prior to the execution of the Agreement to Lease, we submitted several bids to Sprint in an auction process conducted by Sprint with respect to the Sprint Towers. On August 23, 2004, we submitted our first bid relating to the Sprint Towers. After the first round of bidding, Sprint required that any bidder also provide commitments for the financing necessary to consummate that bidder’s proposed transaction with respect to the Sprint Towers. On September 10, 2004, our Board of Directors established a special committee to evaluate and negotiate the equity financing for our proposed transaction with respect to the Sprint Towers. On September 27, 2004, an affiliate of Fortress Investment Group LLC (“FIG”), in connection with our bid for the Sprint Towers, submitted a commitment letter addressed to us to provide up to 50% of the anticipated equity financing for the proposed transaction with respect to the Sprint Towers. On November 19, 2004, in connection with our submission of a revised bid to Sprint, FIG, on behalf of itself and certain of its affiliates, submitted to us a commitment letter to provide up to $400.0 million of equity financing to us, with the expectation that one or more large institutional investors would also participate. On January 31, 2005, we submitted a revised bid to Sprint. On February 1, 2005, we entered into an exclusivity agreement with Sprint in connection with the proposed transaction with Sprint. On February 4, 2005, FIG submitted another commitment letter to us, as required by the Sprint bidding procedures, pursuant to which certain of its affiliates agreed to provide up to $450.0 million in equity financing to us in connection with our revised bid for the proposed transaction with Sprint. In connection with our successful bid for the Sprint Towers and FIG’s commitment for equity financing for the Sprint Transaction, the

Investors (as defined below) entered into the Investment Agreement (as defined below) on February 14, 2005. In entering into the Investment Agreement, the Investors and we assumed that it will cost approximately $1.25 billion, including fees and expenses, to consummate the Sprint Transaction, and that we would raise $850.0 million in debt and $400.0 million of equity to finance the Sprint Transaction. Morgan Stanley Asset Funding Inc. and certain of its affiliates provided financial advice and assistance to us in connection with the Sprint Transaction.

On February 14, 2005, in connection with the execution of the Sprint Transaction, we entered into an Investment Agreement (the “Investment Agreement”) with (a) Fortress Investment Fund II LLC, a Delaware limited liability company (“FIF”), an affiliate of our largest shareholder, Fortress; (b) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, “Abrams”), affiliates of our third largest shareholder Abrams Capital, LLC; and (c) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, “Greenhill Entities”, and together with FIF and Abrams, the “Investors”, and each individually, an “Investor”), our second largest shareholder and certain of its affiliates.

Under the Investment Agreement, the Investors committed to purchase, at the closing of the Sprint Transaction, up to $500.0 million of our common stock at a price of $25.50 per share. The $500.0 million aggregate commitment from the Investors will automatically be reduced by (1) the amount of net proceeds received by us pursuant to any offering of our equity securities prior to the closing of the Sprint Transaction, and (2) the amount of any borrowings in excess of $750.0 million outstanding prior to the closing of the Sprint Transaction under any credit facility or similar agreements provided to us in connection with the Sprint Transaction, provided that the Investors’ aggregate commitment will not be reduced below $250.0 million. On March 10, 2005, we signed a term sheet from Morgan Stanley Asset Funding Inc., Bank of America, N.A. and Banc of America Securities LLC setting forth the terms and conditions on which they would provide bridge financing of up to $850 million to us for the Sprint Transaction, which financing, if closed, would decrease the Investors’ commitment to a maximum of $400 million. Pursuant to the terms of the Investment Agreement, each of Fortress, Abrams and Greenhill shall purchase such number of shares of common stock equal to 48%, 32% and 20%, respectively, of the total number of shares of common stock to be purchased under the Investment Agreement. The purchase of the shares by the Investors is conditioned upon the occurrence of the closing of the Sprint Transaction, and will close simultaneously with the Sprint Transaction. In the event an Investor fails to purchase the shares of common stock it is obligated to purchase, the other Investors have the right, but not the obligation, to purchase such shares. This issuance of these securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Option Agreement

If we do not complete an offering of our equity securities prior to the closing of the Sprint Transaction, under an Option Agreement with us, the Investors will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors a number of shares of Common Stock having a value equal to the difference between the total consideration paid by the Investors for the Common Stock at the closing of the Sprint Transaction and $250.0 million. This option would be issued by the Investors pursuant to an Option Agreement among the Investors and us. Pursuant to the Option Agreement, we would have the option to purchase the shares at a price per share of $26.50. The option would be immediately vested upon issuance at the closing and would expire six months and one day after the closing of the Sprint Transaction. The option will be non- transferable. If we were to exercise the option, we would purchase shares from each Investor in proportion to that Investor’s participation in the Investment Agreement set forth above. In the event that we complete an offering of our equity securities prior to the closing of the Sprint Transaction, we would not be entitled to this option and no option would be issued by the Investors.

PROPOSAL NUMBER TWO

APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants (“E&Y”), to be Global Signal’s independent registered public accounting firm for the year 2005 and has further directed that the appointment of E&Y be submitted for approval by shareholders at the 2005 Annual Meeting. E&Y was also Global Signal’s independent registered public accounting firm for 2004. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as independent auditors for Global Signal. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with E&Y in all of these respects. The committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of E&Y to perform services for Global Signal is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Global Signal and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of E&Y as Global Signal’s independent registered public accounting firm for fiscal year 2005.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

Set forth below are the aggregate fees paid by Global Signal to E&Y for each of the last two fiscal years for all audit, audit related, tax and other serviced provided by E&Y to Global Signal.

	2004	2003
Audit Fees	$1,764,536	$472,482
Audit Related Fees	1,021,137	0
Tax Fees	72,300	241,870
All Other Fees	2,400	567

“Audit Fees” include fees for the audit of Global Signal’s annual financial statements and review of financial statements included in Global Signal’s quarterly reports (Forms 10-Q). This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including our initial public offering) and the issuance of comfort letters associated with those offerings.

“Audit Related Fees” included fees for services related to other audits required by our lenders, audits of the statements of revenue and certain expenses of acquired towers, review of private offering memoranda and the performance of agreed-upon procedures in connection with our debt financings.

“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.

“All Other Fees” include fees paid by Global Signal to E&Y that are not included in the three paragraphs above. These services in 2004 were primarily related to training seminars and accounting research subscription renewals.

Audit Committee Pre-Approval Policies and Procedures

Global Signal’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, Global Signal’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the tables above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

Of the fees set forth in the table above, none of the “Audit Related Fees”, none of the “Tax Fees” and none of the “All Other Fees” were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Global Signal to E&Y during the fiscal year in which the services are provided; such services were not recognized by the Global Signal at the time of the engagement to be non-audit services; and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Deadline for Submitting Shareholder Proposals

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at Global Signal’s principal executive offices no later than the close of business on December 19, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our bylaws, the deadline for submitting shareholder proposals for inclusion in Global Signal’s proxy statement for the 2005 Annual Meeting was a reasonable time prior to our printing and mailing of this proxy statement and form of proxy. Under our Bylaws, in order for a shareholder proposal to be included in our proxy statement and form of proxy for our next annual meeting, the shareholder must be a shareholder of record on the date the notice is given, and the notice must be received by Global Signal between January 17, 2006 and February 16, 2006 unless the 2006 annual meeting is called for a date that is not within twenty-five days before or after May 17, 2006, in which case the notice must be received by Global Signal not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the shareholder’s name and record address, (c) the class or series and number of shares of capital stock of Global Signal that the shareholder owns beneficially or of record, (d) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of the business by the shareholder and any material interest of the shareholder in the business and (e) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Global Signal at “Attention: Secretary, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida, 34232”. Global Signal reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 450 Fifth Street NW, Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Global Signal, Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida, 34232, Attention: General Counsel, and can also be accessed through our website at www.gsignal.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to, Global Signal, Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida, 34232, Attention: General Counsel.

By Order of the Board of Directors

Name:	Greerson G. McMullen
Title:	Executive Vice President, General Counsel and Secretary

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

GLOBAL SIGNAL INC.

ADOPTED AS OF MARCH 22, 2004

I.	PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Global Signal Inc. (the “Corporation”) is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries, including, without limitation, (a) assisting the Board’s oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the Corporation’s independent auditors’ qualifications and independence, and (iv) the performance of the Corporation’s independent auditors and the Corporation’s internal audit function, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Corporation’s annual proxy statement.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Corporation’s annual proxy statement.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).

III.	MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, and (ii) the director of the Corporation’s internal auditing department or other person responsible for the internal audit function and (iii) the Corporation’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors

(a) Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

(b) Review and, in its sole discretion, approve in advance the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee/the chairperson of the Committee and the persons granting such approval shall report such approval to the Committee at the next scheduled meeting;

(c) Review the performance of the Corporation’s independent auditors, including the lead partner and reviewing partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d) Obtain at least annually from the Corporation’s independent auditors and review a report describing:

(i)	the independent auditors’ internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditors and the Corporation (including a description of each category of services provided by the independent auditors to the Corporation and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner and the reviewing partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

(e) Evaluate the independence of the Corporation’s independent auditors by, among other things:

(i)	monitoring compliance by the Corporation’s independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder

(ii)	monitoring compliance by the Corporation of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and

(iii)	engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules;

Oversight of Annual Audit and Quarterly Reviews

(f) Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

(g) Review with management, the Corporation’s independent auditors and the director of the Corporation’s internal auditing department, the following information which is required to be reported by the independent auditor:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors

(iii)	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and

(iv)	any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation;

(h) Review with management, the Corporation’s independent auditors and, if appropriate, the director of the Corporation’s internal auditing department, the following:

(i)	the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto

(ii)	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Corporation’s selection or application of accounting principles;

(iii)	any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Corporation’s financial statements; and

(iv)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation;

(i) Resolve all disagreements between the Corporation’s independent auditors and management regarding financial reporting;

(j) Review on a regular basis with the Corporation’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

(i)	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

(ii)	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

(iii)	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Corporation;

Oversight of the Financial Reporting Process and Internal Controls

(k) Review:

(i)	the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Corporation’s internal audit function through inquiry and discussions with the Corporation’s independent auditors, management and director of the Corporation’s internal auditing department;

(ii)	the yearly report prepared by management, and attested to by the Corporation’s independent auditors, assessing the effectiveness of the Corporation’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation’s Annual Report on Form 10-K; and

(iii)	the Committee’s level of involvement and interaction with the Corporation’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function

(l) Review with the chief executive officer, chief financial officer and independent auditors, periodically, the following

(i)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting;

(m) Discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation, including the internal auditing department, assess and manage the Corporation’s exposure to risk, as well as the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(n) Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s chief executive officer to assign additional internal audit projects to the director or other supervisor of the Corporation’s internal auditing department;

(o) Review with management the Corporation’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

(p) Receive periodic reports from the Corporation’s independent auditors, management and director or other supervisor of the Corporation’s internal auditing department to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

(q) Review and discuss with the independent auditors the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Corporation’s financial statements should be included in the Annual Report on Form 10-K;

(r) Establish and maintain free and open means of communication between and among the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(s) Review the type and presentation of information to be included in the Corporation’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance);

Miscellaneous

(t) Establish clear hiring policies by the Corporation for employees or former employees of the Corporation’s independent auditors

(u) Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees or agents or breaches of fiduciary duty to the Corporation;

(v) Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement;

(w) Review the Corporation’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(x) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(y) Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

(z) Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function;

(aa) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.	EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

VI.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

ANNUAL MEETING OF SHAREHOLDERS OF

GLOBAL SIGNAL INC.

May 17, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. The appointment of Ernst & Young LLP as the	☐	☐	☐
	NOMINEES:		Company’s independent registered public
☐ FOR ALL NOMINEES	O Robert Gidel		accounting firm for the fiscal year 2005.
O Mark Whiting
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			3. With discretionary authority on such other matters as may properly come before the Annual Meeting.

☐ FOR ALL EXCEPT (See instructions below)

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN

ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS

MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES

FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2005

AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER

MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by

attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder                                                               Date:                  Signature of Stockholder                                                               Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GLOBAL SIGNAL INC.

PROXY SOLICITED BY THE BOARD FOR

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Wesley Edens, David J. Grain and Greerson McMullen, or each of them, each with full power of substitution and re-substitution, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Global Signal Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Global Signal Inc., to be held at the Four Seasons Hotel, located at 57 East 57th Street, New York, NY 10022 on Tuesday, May 17, 2005 at 12:00 noon, including any adjournments or postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE

SIDE